Exhibit (a)(5)

First Financial Northwest, Inc. Commences Self Tender Offer
to Repurchase up to $40.0 million of its Common Stock
Through a Modified "Dutch Auction" Tender Offer

Renton, Washington — July 13, 2016—First Financial Northwest, Inc. (NASDAQ GS: FFNW) ("First Financial" or the "Company") announced today that it has commenced a modified "Dutch auction" tender offer to purchase up to $40.0 million in aggregate value of its common stock at a price per share not less than $13.00 and not greater than $14.00. The tender offer is expected to expire on August 9, 2016, unless extended. The maximum number of shares proposed to be purchased in the tender offer represents approximately 23.1% of First Financial’s outstanding common stock at June 30, 2016. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time. As of June 30, 2016, First Financial had 13,327,916 shares of common stock outstanding.

        A modified "Dutch auction" tender offer allows shareholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified price range. On the terms and subject to the conditions of the tender offer, the Company's shareholders will have the opportunity to tender some or all of their shares at a price within the $13.00 to $14.00 per share range. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial will determine the lowest per-share price within the range that will enable it to purchase up to $40.0 million of shares. All shares accepted in the tender offer will be purchased at the same price per share even if a shareholder tendered at a lower price. If shareholders tender more than $40.0 million of shares at or below the purchase price per share, First Financial will purchase such number of shares tendered at or below the determined purchase price by those shareholders as is obtained by dividing $40.0 million by such purchase price, subject to proration and certain other factors. All shares tendered at prices higher than the purchase price will not be purchased and will be promptly returned to shareholders.

        The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions. First Financial expects to fund the purchase of shares in the tender offer with cash on hand.

        First Financial’s capital management strategy includes many options, and which tool it elects to use is dependent upon market conditions. First Financial has used its strong capital position to support its growth, pay dividends and fund share repurchases. At the moment, First Financial believes that accelerating its share repurchase program via this tender offer will significantly enhance shareholder value, while leaving it with sufficient capital to support its planned growth and other strategic options.

        None of First Financial, its board of directors, the dealer manager and information agent or the depositary is making any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by First Financial.  First Financial's directors and executive officers have advised First Financial that they do not intend to tender any of their shares in the tender offer.

        Keefe, Bruyette & Woods, Inc. is the dealer manager and information agent for the tender offer. The depositary is Computershare Trust Company, N.A., Breyer & Associates PC is First Financial's legal counsel for the tender offer.

        The Offer to Purchase, a letter of transmittal and related documents will be mailed to shareholders of record and also will be made available for distribution to beneficial owners of First Financial’s stock. For questions and information, please call the dealer manager and information agent toll-free at 877-892-9475.

About First Financial Northwest, Inc.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its three full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Certain Information Regarding the Tender Offer

        The information in this press release describing the Company's tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the Securities and Exchange Commission from the Securities and Exchange Commission's website at www.sec.gov. Shareholders or investors who have questions or need assistance or may obtain a copy of these documents, without charge, by calling Keefe, Bruyette & Woods, Inc., the dealer manager and information agent for the tender offer, toll free at 877-892-9475. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

Forward Looking Statements

        When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe, " "will, " "will likely result, " "are expected to, " "will continue, " "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

Contact:

Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400